                                  EXHIBIT 11.1
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           YEARS ENDED
                                                           SEPTEMBER 30,
                                                        ---------------------
                                                         1995          1996
                                                        ------        -------
Net income............................................. $2,506        $ 3,701
                                                        ======        =======
Weighted average number of common stock outstanding....  9,148          9,890

Number of common stock equivalents as a result
  of stock options outstanding using the treasury
  stock method.........................................    374            997

Number of common stock issued and stock
 options granted in accordance with Staff
 Accounting Bulletin No. 83............................    369            184
                                                        ------        -------

      Shares used in per share calculation.............  9,891         11,071
                                                        ======        =======

Net income per share................................... $ 0.25        $  0.33
                                                        ======        =======

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